Exhibit 99.1

For Immediate Release
August 17, 2005

Contact:	Gregory S. Schreacke
Chief Financial Officer
270-765-2131

FIRST FINANCIAL SERVICE CORPORATION

ANNOUNCES QUARTERLY DIVIDEND

ELIZABETHTOWN, Kentucky, August 17, 2005 – First Financial Service Corporation of Kentucky (the Company, NASDAQ: FFKY) today announced that a quarterly cash dividend of 19 cents ($.19) per share would be paid on October 1, 2005 to all shareholders of record as of September 15, 2005.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.
Stifel Nicolaus & Company	Goldman, Sachs & Company
First Tennessee Securities	Knight Securities, LP
Spear, Leeds & Kellogg	Howe Barnes Investments, Inc.
Sandler O’Neill

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